EXHIBIT 99.1

Dynacq Healthcare, Inc. Completes Restructuring Of Revolving Credit Facility

HOUSTON – November 4, 2004 – Dynacq Healthcare, Inc. (PNK: DYII.PK) (“Dynacq”) announced today that it has completed a restructuring of its $6 million revolving credit facility which will now mature on February 28, 2005. Currently, approximately $5.8 million are outstanding under the revolving credit facility.

As a result of the restructuring, Dynacq is no longer in default under this facility. Dynacq intends to either refinance the amounts due or repay all outstanding amounts by such final maturity date.

Dynacq Healthcare, Inc. (www.dynacq.com) is a holding company. Its subsidiaries provide surgical healthcare services and related ancillary services through hospital facilities and outpatient surgical centers.

This news release includes forward-looking statements regarding future events and the future financial performance of Dynacq Healthcare, Inc. Words such as “believes”, “expects”, “intends”, “forecasts”, “projects”, and similar expressions identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act. All forward-looking statements are based on the Company’s current beliefs as well as assumptions made by and information currently available to the Company. These statements reflect Dynacq Healthcare’s current views with respect to future events. Important factors that could cause actual results to materially differ from the Company’s current expectations include, without limitation, our ability to generate cash to meet our financial obligations and to fund our capital requirements, our ability to obtain financing on satisfactory terms or at all, our ability to address issues identified as material weaknesses in our internal control over financial reporting, adverse effects of litigation, including shareholder derivative and class actions or regulatory proceedings arising in connection with the restatements of our financial information for prior periods and pending governmental inquiries, the outcome of the Securities and Exchange Commission’s inquiry relating to the accounting policies applied in preparation of the Company’s financial statements and pending review of our periodic reports, control of our Company by a single stockholder, the limited trading market for our securities, reimbursement for healthcare services, the impact of legislative and regulatory changes on our business, our expansion into new markets, our ability to attract and maintain good relationships with physicians, and other risk factors identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2003

Contact:

Dynacq Healthcare, Inc., Houston

James N. Baxter, 713-378-2000

E-mail: jimbaxter@dynacq.com

Source: Dynacq Healthcare, Inc.